Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to Registration Statement No. 333-39837 on Form N-2 of our report dated October 23, 2006, relating to the financial statements and financial highlights of BlackRock Senior Floating Rate Fund, Inc. (the “Fund”) and of our report dated October 23, 2006 relating to the financial statements and financial highlights of Master Senior Floating Rate Trust (the “Trust”), both appearing in the corresponding Annual Reports on Form N-CSR of the Fund and of the Trust for the year ended August 31, 2006. We also consent to the references to us under the captions “Financial Highlights” and “Financial Statements” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
December 19, 2006